Exhibit 99.1

Hecla Reports Third Quarter 2014 Results

Sales increase 27% over prior year; $222 million in cash and equivalents

For the Period Ended: September 30, 2014

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 5, 2014--Hecla Mining Company (NYSE:HL) today announced third quarter net income applicable to common shareholders of $3.5 million, or $0.01 per basic share, and a loss after adjustments applicable to common shareholders of $2.1 million, or $0.01 per share.1 Third quarter silver production was 2.9 million ounces, a 25% increase over the prior year quarter, at a cash cost, after by-product credits, per silver ounce of $5.43.2 In addition, gold production increased 15% to 42,501 ounces.

THIRD QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS

  Third quarter silver equivalent production of 7.7 million ounces, and 22.6 million silver equivalent ounces for the first nine months of 2014.3
  Sales of $135.5 million - a 27% increase over the prior year quarter.
  Adjusted EBITDA of $42.6 million4 - a 38% increase over the prior year quarter.
  Operating cash flow of $1.7 million, which included cash payments of $55.4 million to satisfy the remaining obligation for the Coeur d'Alene Basin litigation settlement which was almost entirely funded by proceeds received from the exercise of the remaining outstanding warrants.
  Total silver production of 2.9 million ounces, a 25% increase over the prior year quarter, at a cash cost, after by-product credits, per silver ounce, of $5.43.
  Gold production of 42,501 ounces, a 15% increase over the prior year quarter, of which 28,977 ounces were produced at Casa Berardi at a cash cost, after by-product credits, per gold ounce of $898.2
  Continued improvement at Lucky Friday with silver production increasing 19% over the second quarter of 2014 and 103% over the prior year quarter.
  Cash and cash equivalents of $222 million at September 30, 2014, unchanged from the end of the second quarter of 2014.
  Declaration of $0.0025 cash dividend on common stock under the Company's dividend policy.

“All three of our mines performed strongly in the third quarter, leading to higher production over the entire suite of metals we produce,” said Phillips S. Baker Jr., Hecla’s President and CEO. “Our significant lead and zinc production is a competitive advantage, as the diversification helps cushion revenues against weaker gold and silver prices.”

(1)	Loss after adjustments applicable to common shareholders represents a non-US Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of this measurement to net income applicable to common shareholders, the most comparable GAAP measurement, can be found at the end of the release.
(2)	Cash cost, after by-product credits, per silver and gold ounce represent a non-GAAP measurement. A reconciliation of this measurement to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measurements, can be found at the end of the release.
(3)	Silver equivalent calculation based on conversion of other metals produced at the ratios of 60:1 for gold, 80:1 for zinc, and 90:1 for lead.
(4)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measurement, can be found at the end of the release.

“In the first three quarters of 2014, we have done what we said we would do, operating our business within adjusted EBITDA and maintaining a solid cash position on the balance sheet. Excluding the impact of the settlement payment, we had operating cash flow of $114 million in the first nine months of 2014, up from $5.1 million in the prior year period. Over the first nine months of 2014 we increased our cash balances by $10 million, and expect to end the year with about $200 million in cash available,” Mr. Baker continued.

“We believe San Sebastian is a district that may ultimately have more than 100 million silver equivalent ounces. Our exploration success, particularly in the last six months, has extended veins and discovered the faulted offset of the Francine Vein, increasing the opportunity for further growth. Most of the newly discovered mineralization appears to be accessible from surface or a shallow ramping system and is expected to have excellent returns. Engineering will incorporate the new information in the coming months to complete the development studies,” Mr. Baker added.

FINANCIAL OVERVIEW

Net income applicable to common shareholders for the third quarter was $3.5 million, or $0.01 per basic share, compared to a net loss of $8.6 million, or $0.03 per basic share for the third quarter of 2013, and was impacted by the following items:

  Revenue increased by 27% due to improved production at the Casa Berardi gold mine, acquired on June 1, 2013, as well as higher production from the Lucky Friday.
  Net mark-to-market losses on base metal forward contracts of $0.4 million, as a result of rising base metals prices, compared to a net loss of $4.6 million in the prior year quarter.
  Lower combined exploration and pre-development expense by $3.1 million. The decrease is primarily the result of reduced discretionary spending in response to lower silver and gold prices, with the exception of the San Sebastian project in Mexico.
  Ownership of Canadian assets resulted in a $7.3 million foreign exchange gain compared to a $1.5 million loss.
  An impairment loss of $2.5 million related to certain marketable securities associated with Hecla's junior investment program.
  Lower average silver and gold prices, partially offset by higher lead and zinc prices.

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
FINANCIAL DATA

Sales (000)	$135,507	$106,629	$378,796	$268,409
Gross profit (000)	$22,023	$20,686	$62,994	$51,415
Income (loss) applicable to common shareholders (000)	$3,538	$(8,596)	$505	$(22,636)
Basic and diluted income (loss) per common share	$0.01	$(0.03)	$—	$(0.07)
Net income (loss) (000)	$3,676	$(8,458)	$919	$(22,222)
Cash provided by (used in) operating activities (000)	$1,739	$(5,195)	$58,768	$5,080
Adjusted EBITDA[1] (000)	$42,578	$30,851	$127,956	$98,028

(1)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measurement, can be found at the end of the release.

Capital expenditures (excluding capitalized interest) at the operations totaled $34.4 million during the quarter, including $13.7 million at Lucky Friday, $6.7 million at Greens Creek, and $14.0 million at Casa Berardi.

Metals Prices

Average realized silver prices in the third quarter were $18.53 per ounce, compared to $22.22 per ounce in the third quarter of 2013. Realized gold prices were also lower in the third quarter compared to the same period in 2013, while realized prices for lead and zinc were higher.

		Third Quarter Ended		Nine Months Ended
		September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
AVERAGE METAL PRICES

Silver -	London PM Fix ($/oz)	$19.74	$21.37	$19.95	$24.85
	Realized price per ounce	$18.53	$22.22	$19.35	$21.68
Gold -	London PM Fix ($/oz)	$1,282	$1,327	$1,288	$1,457
	Realized price per ounce	$1,275	$1,335	$1,288	$1,349
Lead -	LME Cash ($/pound)	$0.99	$0.96	$0.96	$0.98
	Realized price per pound	$1.02	$1.01	$1.00	$0.99
Zinc -	LME Cash ($/pound)	$1.05	$0.84	$0.97	$0.87
	Realized price per pound	$1.07	$0.88	$0.98	$0.88

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at September 30, 2014:

	Pounds Under Contract
	(in thousands)		Average Price Per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2014 settlements	27,668	6,449	1.03	0.94

Contracts on forecasted sales
2014 settlements	717	—	$1.03	N/A
2015 settlements	61,950	29,652	$0.98	$1.07
2016 settlements	44,699	34,337	$0.99	$1.03
2017 settlements	1,984	—	$1.04	N/A

The contracts represent 41% of the forecasted payable zinc production at an average price of $0.98 per pound and 32% of the forecasted payable lead production at an average price of $1.05 per pound.

OPERATIONS OVERVIEW

Overview

  Lucky Friday silver production of 972,994 ounces increased 19% over the 820,786 ounces in the second quarter of 2014 and 103% over the third quarter of 2013 due to the ramp-up in production last year and higher ore grade.
  Casa Berardi gold production of 28,977 is comparable to 28,623 ounces in the second quarter and 24% higher than the prior year quarter, despite the shaft being intermittently closed over a 22-day period as part of the shaft deepening project.
  Greens Creek production of 1.9 million ounces of silver increased 12% over the 1.7 million ounces produced in the second quarter, and the mine continues to perform at the high end of its expected production range.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the third quarters and nine months ended September 30, 2014 and 2013:

	Third Quarter and Nine Months Ended						Third Quarter and Nine Months Ended
	September 30, 2014						September 30, 2013
	Production (ounces)		Increase/(decrease) over 2013		Cash costs, after by-product credits, per silver or gold ounce¹		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce²
	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos
Silver	2,869,722	7,877,410	25%	22%	$5.43	$4.90	2,292,145	6,431,006	$7.42	$6.65
Gold	42,501	132,323	15%	82%	$898	$911	36,966	72,881	$1,066	$1,086
Greens Creek	1,890,929	5,367,249	5%	(4)%	$3.75	$2.95	1,807,781	5,607,266	$5.00	$4.18
Lucky Friday	972,994	2,493,385	103%	205%	$8.71	$9.08	479,188	816,776	$16.50	$23.63
Casa Berardi[3]	28,977	88,859	24%	N/A	$898	$911	23,406	30,146	$1,066	$1,086

(1)	Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measurements, can be found at the end of the release.
(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is used as a by-product credit against the silver cash cost.
(3)	Casa Berardi mine acquired on June 1, 2013.

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2014 and 2013:

		Third Quarter Ended		Nine Months Ended
		September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
PRODUCTION SUMMARY

Silver -	Ounces produced	2,869,722	2,292,145	7,877,410	6,431,006
	Payable ounces sold	2,562,171	2,022,875	6,968,138	5,930,649
Gold -	Ounces produced	42,501	36,966	132,323	72,881
	Payable ounces sold	43,637	31,618	128,115	63,628
Lead -	Tons produced	10,604	8,283	30,468	21,027
	Payable tons sold	8,976	6,514	25,210	17,831
Zinc -	Tons produced	16,276	14,589	50,750	44,990
	Payable tons sold	14,382	11,048	37,652	31,392

Greens Creek Silver Mine - Alaska

Silver production at Greens Creek was 1.9 million ounces in the third quarter of 2014 at a cash cost, after by-product credits, per silver ounce of $3.75 compared to 1.8 million ounces at a cash cost, after by-product credits, per silver ounce $5.00¹ in the third quarter of 2013. The mill operated at an average of 2,221 tons per day (tpd) during the third quarter of 2014.

The per ounce cost was beneficially impacted by lower energy costs, higher silver production levels, and higher prices for zinc and lead, which are by-products of silver production at Greens Creek, compared to the prior year period. Energy costs were lower due to the availability of hydroelectric power, which is expected to continue through the end of the year. Mining costs per ton increased by 3% due to higher labor costs, and milling costs per ton decreased 2% due to lower energy costs in the third quarter compared to the same period in 2013.

Lucky Friday Silver Mine - Idaho

In the third quarter, Lucky Friday produced 972,994 ounces of silver at a cash cost, after by-product credits, per silver ounce of $8.71,1 compared to 479,188 ounces at $16.50 per ounce in the third quarter of 2013. The reduction in cash cost, after by-product credits, per silver ounce was principally due to higher production resulting from both higher silver ore grade and increased throughput, and higher base metals prices. The mill operated at an average of 858 tpd for the quarter.

#4 Shaft, a key growth project, has been excavated approximately 2,600 feet to the 7500 level. The project is 73% complete and is expected to be finished in the third quarter of 2016. The total estimated completion cost of #4 Shaft is expected to be approximately $215 million, with $157 million already spent through the third quarter of 2014.

Casa Berardi Gold Mine - Quebec

The Casa Berardi mine, acquired on June 1, 2013, produced 28,977 ounces of gold in the third quarter at a cash cost, after by-product credits, per gold ounce of $898.1 For the 16-month period ending September 30, 2014 under Hecla ownership, the mine produced 151,391 ounces of gold at a cash cost, after by-product credits, per gold ounce of 927.1 Mill throughput averaged 2,242 tpd during the third quarter of 2014.

Lower recoveries were expected in the newly-developed, arsenopyrite-rich ore from the 118 zone. A modification of the mill was conceptualized for 2015 construction. After processing ore from this zone, a campaign of preg-rob mitigation and gravity-circuit improvement proved successful, and year-to-date recoveries are similar to those seen in 2013 (89.6% in 2014 and 90.5% in 2013). The mill modification project has been shelved. Initiatives to reduce dilution and development are continuing.

During the quarter, the West Mine Shaft deepening project reached functional completion with the removal of the bulkhead dividing the operating shaft and the deepened section. This changeover required the shaft to be intermittently closed over a 22-day period which impacted production for the quarter. Production in the fourth quarter is expected to increase as the shaft resumes normal operations, and the mine is expected to produce about 125,000 ounces of gold this year. In 2015, the Company expects to drive a drift from the newly constructed 1010 station to the 118 and 123 ore zones, facilitating materials handling, ventilation, and exploration.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses were $5.8 million and $0.4 million, respectively, in the third quarter of 2014. Due to additional funding at San Sebastian in Mexico, Casa Berardi and at Greens Creek, exploration expense was equal to its level in the third quarter of 2013, while pre-development expense decreased by about $3.1 million as a result of reduced discretionary spending in response to lower metals prices. Full year exploration and pre-development expenses are expected to be about $21 million.

A reserve and resource table can be found on the Company's website at www.hecla-mining.com.

(1)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measurements, can be found at the end of the release.

San Sebastian - Mexico

The shallow in-fill and exploration drilling program on the North, Middle and Francine Veins at the San Sebastian property in Durango, Mexico continues to be successful. The Francine, Andrea, Middle and North Veins now define nearly 8 kilometers (4.9 miles) of mineralized strike length, and the recently discovered North and East Francine Veins are open along strike and at depth. The silver equivalent indicated resource of 25.9 million ounces and inferred resource of 29.5 million ounces is expected to increase in the coming months as these resources do not include the North and East Francine Veins. Engineering studies are underway to investigate potentially mining these veins both as open pits and underground, similar to the approach that Hecla used when mining the Francine Vein from 2001 to 2005.

In recent weeks the southeastern extension of the high-grade, past-producing Francine Vein was discovered east of the San Ricardo fault and is referred to as the East Francine Vein. This vein system ranges from 12.0 to 21.6 feet wide and recent intersections include 1.05 oz/ton gold and 204 oz/ton silver over 18.1 feet, as well as 1.4 oz/ton gold and 382 oz/ton silver over 11.9 feet. Drill intersections are summarized in the Assay Results Table at the end of this release.

The upper portion of the Middle, North and East Francine Veins contain near-surface, high-grade mineralization that may be suitable to open pit mining, and continued metallurgical test work and economic evaluation are underway. Recent drilling has focused on the North Vein which is parallel to and located 140 meters (460 feet) north of the Middle Vein. Drilling of the North Vein has traced the vein for over 750 meters (2,500 feet) and resulted in several wide and high-grade intercepts including 0.85 opt gold and 12.7 oz/ton silver over 8.7 feet, as well as 0.29 oz/ton gold and 13.6 oz/ton silver over 17.8 feet. This vein has been defined to a depth of over 100 meters (330 feet) and remains open along strike in both directions and at depth. Drilling has continued southeast past a splay of the San Ricardo fault that shows minor offset, and initial results suggest the resource and potential open pit could extend even further southeast. Drill intersections are summarized in the Assay Results Table at the end of this release.

As previously announced on September 11, 2014, with the success of this drilling program, the San Sebastian exploration budget has been increased by $750,000 to $3.1 million, and a total of three drills are now operating with the goal of expanding the North Vein near-surface resource further to the northwest and southeast and evaluating what is now interpreted to be the southeast extension of the Francine Vein. An inaugural resource for each of the North and East Francine Veins, as well as an updated resource for the Middle Vein, by incorporating new exploration, in-fill drilling and surface trenching, is expected in the coming months. Hecla has expanded its exploration program to focus on additional mineral occurrences known to exist in the area that could add to the resource.

Greens Creek - Alaska

At Greens Creek, definition drilling continues to upgrade the lower NWW, West Wall and Deep 200 South resources. Exploration drilling tested the upper limits of both folds of the NWW zone and confirmed the fold limbs to the north beyond the current resource. Drill intercepts of the West Wall suggest thicker and more consistent mineralization than currently modeled and intercepts, including 34.7 oz/ton silver, 0.17 oz/ton gold, 18.5% zinc and 5.6% lead over 9.6 feet, are 100 feet further down dip then the current model. Exploration drilling on the southern extension to the Deep 200 South continues to extend the high-grade, upper bench mineralization another 300 feet to the south and recent intersections include 63.6 oz/ton silver, 0.15 oz/ton gold, 5.6% zinc, and 2.6% lead over 6.6 feet, and 34.4 oz/ton silver, 0.14 oz/ton gold, 5.5% zinc, and 2.8% lead over 16.3 feet. See more complete drill assay highlights in the Assay Results Table at the end of the release. Drill intersections at the Deep 200 South continue to be very encouraging and mineralization remains open to the south.

Surface drilling of Killer Creek, which is about a mile west-northwest of the mine, was completed at the end of September and has refined the Company's knowledge of the distribution of high-grade copper, silver, lead and zinc stockwork mineralization over broad zones. Drill holes from this year’s program crossed the mine contact into the footwall argillite rocks. Within the argillites are continuous 4- to 9-foot wide banded sulfides that locally contain lead, zinc and silver-rich zones. These banded sulfides are located in the same host rocks as the Greens Creek deposit and have similar mineralization to those sulfide zones on the fringe of ore zones. Further refinement of this summer’s exploration data in the coming months will determine drilling priorities next spring.

Casa Berardi - Quebec

At Casa Berardi, four drills operating underground and one drill on surface have refined and expanded the 113, 118, 123, 124 and 140 Zones. Drilling on the upper 113 Zone from the 350 level confirmed and expanded previous resources upward past the 310 level and assay results include an impressive 1.62 oz/ton gold over 9.7 feet, and 0.88 oz/ton gold over 8.2 feet. Definition drill programs from the 800 meter level of the 118 Zone intersected 0.42 oz/ton gold over 42.3 feet and on the lower 123 Zone from the 810 meter level confirmed the expected ore trend with an intersection of 1.01 oz/ton gold over 21.0 feet.

The definition drilling program on the 124 Zone Principal from the 290 meter level continue to intersect multiple zones of sheared quartz veins and include the intersection of 0.32 oz/ton over 35.8 feet. Underground exploration drilling to the east of the 124 Zone Principal along the Casa Berardi break from the 300 level intersected strong mineralization that includes intersections of 0.46 oz/ton gold over 8.5 feet, and 0.24 oz/ton gold over 6.6 feet. Surface drilling deeper on the 140 Zone returned 0.13 oz/ton gold over 5.6 feet. There is still robust down-plunge potential extending from the high-grade areas, and a surface drill is in place to evaluate the down-plunge extensions.

Exploration drilling of the 140 Zone on the 300 meter level was following up mineralized intercepts located to the south of the Casa Berardi Break. Recent results include 0.25 oz/ton gold over 12.3 feet and 0.05 oz/ton gold over 39.4 feet. The surface drill program has resumed and one hole has been drilled south of the Casa fault on the South fault (134 Zone) and intersected a 50-foot wide corridor of quartz veining with sulfides. See more complete drill assay highlights in the Assay Results Table at the end of the release. Revised 3D models of the SW Zone are complete and are the first step to support an amended mining and exploration plan for the area.

Lucky Friday - Idaho

At Lucky Friday, definition drilling below the planned advance of 15 and 16 stopes between the 7000 and 7500 levels continued to confirm resources for conversion to reserves. Intersections of the 30 Vein include 16.4 oz/ton silver, 7.7% zinc, and 11.3% lead over 7.6 feet, and 15.1 oz/ton silver, 8.3% zinc, and 10.3% lead over 9.1 feet. See more complete drill assay highlights in the Assay Results Table at the end of the release. No major changes in ore grades or resource model shapes are anticipated based on this recent drilling, but drill holes have been extended to the south beyond 5 Vein to define the new 4 and 3 Veins.

Opinaca Property - Quebec

At the Opinaca property, located near Goldcorp's Eleanore project, field work including trenching, focused outcrop mapping and sampling, and additional till sampling following up on previous anomalies was completed at the end of September. Trenches were excavated in the Autor and D8 areas, where an iron formation intersects a shear zone, and returned intervals of 0.15 oz/ton gold over 12.3 feet and a quartz vein that graded 0.13 oz/ton gold over 5.6 feet. With the completion of this work Hecla has a 50% interest in the Wildcat claims with Everton Resources, and Hecla remains the operator. The achievement of 50% ownership of these properties and the establishment of joint ventures in which Hecla is the operator allows the continuation of systematic exploration at these prospective properties when discretionary spending is available.

San Juan Silver - Colorado

At San Juan Silver in Colorado, work continues on water discharge permits, environmental protection plans, storm water management and an amendment to the 5-year Plan of Operations (POO) for surface exploration drilling and operations. Subject to receipt of the permits and the amended POO, and improved market conditions, the Company is positioned to commence underground rehabilitation in order to establish drill platforms.

2014 GUIDANCE

Guidance for production, estimated cash costs, after by-product credits, and capital, exploration and pre-development expenditures for the year is unchanged. For the full year 2014, the Company expects:

Mine	2014E¹ Silver Production (Moz)	2014E Gold Production (oz)	Cash cost, after by- product credits, per silver/gold ounce[2,3]
Greens Creek	6.5 - 7.0 (High end)	55,000	$3.00
Lucky Friday	3.0 - 3.2	n/a	$9.75
Casa Berardi	n/a	125,000	$900
Company-wide	9.5 - 10.0 (High end)	180,000	$5.00
Equivalent Production:
Including precious metals only	20[4]	338,000[4]
Including all metals	29[5]	493,000[5]

2014E capital expenditures (excluding capitalized interest)	$150 million
2014E pre-development and exploration expenditures	$21 million

(1)	2014E refers to the Company's expectations for 2014.
(2)	Metal price assumptions used for calculations: Au $1,300/oz, Ag $20/oz, Zn $0.80/lb, Pb $0.90/lb; USD/CAD assumed at par.
(3)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measurements, can be found at the end of the release.
(4)	Precious metals equivalent production of 20 million oz includes silver and gold production from Lucky Friday, Greens Creek and Casa Berardi converted using a 60:1 gold to silver conversion ratio.
(5)	All metal equivalent production includes the equivalent in note 4 plus the zinc and lead tonnage production converted to silver using ratios of 80:1 (zinc to silver) and 90:1 (lead to silver).

COMMON STOCK DIVIDEND

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about December 5, 2014, to shareholders of record on November 28, 2014. The Company's realized silver price was $18.53 in the third quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Wednesday, November 5, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-877-415-3178 or for international dialing 1-857-244-7321. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements, including 2014 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements include, without limitation: (i) estimates of future production; (ii) estimates of the costs and completion date of the #4 Shaft project; (iii) guidance for 2014 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,300/oz., silver at $20/oz., zinc at $0.80/lb. and lead at $0.90/lb. and US dollar and Canadian dollar at par); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) expected availability of hydroelectric power at Greens Creek; (vii) the possibility of the following at Casa Berardi: successful initiatives to reduce dilution and development, increased production in the fourth quarter and completion of a new drift at the 1010 station in 2015; (viii) the possibility of the following at San Sebastian: strike extensions of veins, expected new resources at the North and East Francine Veins, and the discovery of new veins could add to the resources; (ix) commencement of underground rehabilitation work at San Juan Silver; and (x) expectations of year end cash balance of around $200 million. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Form 10-K, filed on February 19, 2014 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Sales of products	$135,507	$106,629	$378,796	$268,409
Cost of sales and other direct production costs	86,680	66,937	235,460	163,770
Depreciation, depletion and amortization	26,804	19,006	80,342	53,224
	113,484	85,943	315,802	216,994
Gross profit	22,023	20,686	62,994	51,415

Other operating expenses:
General and administrative	7,884	7,720	23,984	22,141
Exploration	5,797	5,797	13,086	18,511
Pre-development	391	3,444	1,247	12,747
Other operating expense	442	283	1,853	170
Provision or closed operations and reclamation	1,238	933	3,609	4,572
Aurizon acquisition costs	—	768	—	26,368
	15,752	18,945	43,779	84,509

Income (loss) from operations	6,271	1,741	19,215	(33,094)

Other income (expense):
Gain (loss) on derivative contracts	(411)	(4,564)	(2,560)	23,516
Gain on sale of investments	—	—	—	197
Unrealized loss on investments	(2,830)	—	(2,750)	—
Foreign exchange gain (loss)	7,299	(1,473)	6,051	(1,084)
Interest and other income	32	644	208	827
Interest expense, net of amount capitalized	(6,505)	(7,348)	(20,307)	(14,506)
	(2,415)	(12,741)	(19,358)	8,950
Income (loss) before income taxes	3,856	(11,000)	(143)	(24,144)
Income tax benefit (provision)	(180)	2,542	1,062	1,922

Net income (loss)	3,676	(8,458)	919	(22,222)
Preferred stock dividends	(138)	(138)	(414)	(414)

Income (loss) applicable to common shareholders	$3,538	$(8,596)	$505	$(22,636)

Basic income (loss) per common share after preferred dividends	$0.01	$(0.03)	$—	$(0.07)

Diluted income (loss) per common share after preferred dividends	$0.01	$(0.03)	$—	$(0.07)

Weighted average number of common shares outstanding - basic	359,472	342,638	348,801	310,601

Weighted average number of common shares outstanding - diluted	362,262	342,638	354,673	310,601

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$222,360	$212,175
Accounts receivable:
Trade	17,433	17,672
Other, net	9,767	20,893
Inventories	41,011	48,837
Current deferred income taxes	20,352	35,734
Other current assets	7,516	8,324
Total current assets	318,439	343,635
Non-current investments	7,022	7,019
Non-current restricted cash and investments	883	5,217
Properties, plants, equipment and mineral interests, net	1,829,500	1,791,601
Non-current deferred income taxes	93,169	78,780
Other non-current assets and deferred charges	3,440	5,867
Total assets	$2,252,453	$2,232,119

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$45,788	$51,152
Accrued payroll and related benefits	22,586	18,769
Accrued taxes	6,319	7,881
Current portion of capital leases	8,470	8,471
Current portion of accrued reclamation and closure costs	2,236	58,425
Other current liabilities	15,643	6,781
Total current liabilities	101,042	151,479
Capital leases	10,890	14,332
Accrued reclamation and closure costs	56,793	46,766
Long-term debt	498,183	490,726
Non-current deferred tax liability	156,712	164,861
Other non-current liabilities	42,466	37,536
Total liabilities	866,086	905,700

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	92,261	85,896
Capital surplus	1,484,969	1,426,845
Accumulated deficit	(157,148)	(154,982)
Accumulated other comprehensive loss	(24,894)	(26,299)
Treasury stock	(8,860)	(5,080)
Total shareholders’ equity	1,386,367	1,326,419
Total liabilities and shareholders’ equity	$2,252,453	$2,232,119
Common shares outstanding	366,888	342,663

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30,	September 30,
	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$919	$(22,222)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	81,116	55,279
Gain on sale of investments	—	(195)
Gain on disposition of properties, plants, equipment and mineral interests	(49)	(125)
Unrealized loss (gain) on investments	2,750	(327)
Provision for reclamation and closure costs	3,646	1,701
Stock compensation	3,826	3,253
Deferred income taxes	(5,859)	(1,304)
Amortization of loan origination fees	1,703	905
(Gain) loss on derivative contracts	6,458	(15,589)
Foreign exchange gain	(5,932)	(711)
Other non-cash items, net	(914)	442
Change in assets and liabilities:
Accounts receivable	10,952	(14,711)
Inventories	7,125	(1,923)
Other current and non-current assets	(1,097)	(793)
Accounts payable and accrued liabilities	(4,446)	8,574
Accrued payroll and related benefits	10,205	(281)
Accrued taxes	(1,541)	(10,458)
Accrued reclamation and closure costs and other non-current liabilities	(50,094)	3,565
Cash provided by operating activities	58,768	5,080

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(90,697)	(112,806)
Acquisition of Aurizon, net of cash acquired	—	(321,117)
Proceeds from sale of investments	—	1,772
Proceeds from disposition of properties, plants and equipment	447	126
Purchases of investments	(580)	(5,738)
Changes in restricted cash and investment balances	4,334	(36)
Net cash used in investing activities	(86,496)	(437,799)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	54,418	—
Acquisition of treasury shares	(3,740)	(286)
Dividends paid to common shareholders	(2,629)	(5,134)
Dividends paid to preferred shareholders	(414)	(414)
Debt issuance and loan origination fees	(705)	(1,244)
Borrowings on debt	—	490,000
Repayments of capital leases	(6,893)	(5,171)
Net cash provided by financing activities	40,037	477,751
Effect of exchange rates on cash	(2,124)	1,820
Net increase in cash and cash equivalents	10,185	46,852
Cash and cash equivalents at beginning of period	212,175	190,984
Cash and cash equivalents at end of period	$222,360	$237,836

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
GREENS CREEK UNIT
Tons of ore milled	204,295	190,437	608,156	600,015
Mining cost per ton	$69.29	$67.30	$69.75	$68.09
Milling cost per ton	$32.88	$33.52	$30.49	$34.71
Ore grade milled - Silver (oz./ton)	13.04	13.15	12.51	13.21
Ore grade milled - Gold (oz./ton)	0.11	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.22	3.13	3.21	3.38
Ore grade milled - Zinc (%)	7.91	8.23	8.35	8.49
Silver produced (oz.)	1,890,929	1,807,781	5,367,249	5,607,266
Gold produced (oz.)	13,524	13,560	43,464	42,735
Lead produced (tons)	5,033	4,542	14,902	15,155
Zinc produced (tons)	14,149	13,367	44,478	42,977
Cash cost, after by-product credits, per silver ounce (1)	$3.75	$5.00	$2.95	$4.18
Capital additions (in thousands)	$6,696	$18,390	$19,545	$45,148
LUCKY FRIDAY UNIT
Tons of ore processed	78,979	61,051	238,447	98,203
Mining cost per ton	$90.21	$97.23	$86.35	$111.15
Milling cost per ton	$22.96	$23.46	$21.79	$34.53
Ore grade milled - Silver (oz./ton)	12.90	8.39	11.00	8.93
Ore grade milled - Lead (%)	7.41	6.23	6.91	6.29
Ore grade milled - Zinc (%)	2.93	2.36	2.94	2.60
Silver produced (oz.)	972,994	479,188	2,493,385	816,776
Lead produced (tons)	5,571	3,741	15,566	5,872
Zinc produced (tons)	2,127	1,222	6,272	2,013
Cash cost, after by-product credits, per silver ounce (1)	$8.71	$16.50	$9.08	$23.63
Capital additions (in thousands)	$13,729	$15,691	$36,516	$42,825
CASA BERARDI UNIT
Tons of ore milled	206,237	142,231	604,869	202,711
Mining cost per ton	$102.33	$147.55	$108.68	$135.86
Milling cost per ton	$20.81	$25.38	$20.86	$23.15
Ore grade milled - Gold (oz./ton)	0.16	0.18	0.16	0.17
Ore grade milled - Silver (oz./ton)	0.031	0.041	0.031	0.039
Silver produced (oz.)	5,799	5,176	16,776	6,964
Gold produced (oz.)	28,977	23,406	88,859	30,146
Cash cost, after by-product credits, per gold ounce (1)	$898	$1,066	$911	$1,086
Capital additions (in thousands)	$13,980	$16,896	$37,814	$22,834

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
By-product value, all silver properties:
Zinc	$24,029	$17,911	$70,638	$56,851
Gold	14,315	14,979	46,573	51,416
Lead	18,179	13,244	50,933	33,768
Total by-product credits	$56,523	$46,134	$168,144	$142,035

By-product credits per silver ounce, all silver properties
Zinc	$8.39	$7.83	$8.99	$8.85
Gold	5.00	6.55	5.93	8.00
Lead	6.35	5.79	6.47	5.26
Total by-product credits	$19.74	$20.17	$21.39	$22.11

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi (1)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Silver by-product value	$112	$113	$330	$150
Silver by-product credits per gold ounce	$3.87	$4.83	$3.71	$4.98

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash cost, before by-product credits (2)	$72,083	$63,087	$206,653	$184,787
By-product credits	(56,523)	(46,134)	(168,144)	(142,035)
Cash cost, after by-product credits	15,560	16,953	38,509	42,752
Divided by silver ounces produced	2,864	2,287	7,860	6,424
Cash cost, before by-product credits, per silver ounce	$25.17	$27.59	$26.29	$28.76
By-product credits per silver ounce	$(19.74)	$(20.17)	$(21.39)	$(22.11)
Cash cost, after by-product credits, per silver ounce	$5.43	$7.42	$4.90	$6.65

Reconciliation to GAAP:
Cash cost, after by-product credits	$15,560	$16,953	$38,509	$42,752
Depreciation, depletion and amortization	17,204	15,735	53,706	46,630
Treatment costs	(21,430)	(18,486)	(61,346)	(56,055)
By-product credits	56,523	46,134	168,144	142,035
Change in product inventory	6,384	7	3,968	3,839
Reclamation and other costs	959	734	1,870	1,373
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$75,200	$61,077	$204,851	$180,574

	Greens Creek Unit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash cost, before by-product credits (2)	$50,415	$47,340	$147,419	$152,590
By-product credits	(43,326)	(38,294)	(131,562)	(129,138)
Cash cost, after by-product credits	7,089	9,046	15,857	23,452
Divided by silver ounces produced	1,891	1,808	5,367	5,607
Cash cost, before by-product credits, per silver ounce	$26.66	$26.18	$27.46	$27.21
By-product credits per silver ounce	$(22.91)	$(21.18)	$(24.51)	$(23.03)
Cash cost, after by-product credits, per silver ounce	$3.75	$5.00	$2.95	$4.18

Reconciliation to GAAP:
Cash cost, after by-product credits	$7,089	$9,046	$15,857	$23,452
Depreciation, depletion and amortization	14,716	13,694	46,702	41,116
Treatment costs	(15,676)	(15,269)	(46,058)	(50,575)
By-product credits	43,326	38,294	131,562	129,138
Change in product inventory	5,966	585	3,589	5,292
Reclamation and other costs	909	688	1,779	1,312
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$56,330	$47,038	$153,431	$149,735

	Lucky Friday Unit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash cost, before by-product credits (2)	$21,668	$15,747	$59,234	$32,197
By-product credits	(13,197)	(7,840)	(36,582)	(12,897)
Cash cost, after by-product credits	8,471	7,907	22,652	19,300
Divided by silver ounces produced	973	479	2,493	817
Cash cost, before by-product credits, per silver ounce	$22.27	$32.87	$23.75	$39.42
By-product credits per silver ounce	$(13.56)	$(16.37)	$(14.67)	$(15.79)
Cash cost, after by-product credits, per silver ounce	$8.71	$16.50	$9.08	$23.63

Reconciliation to GAAP:
Cash cost, after by-product credits	$8,471	$7,907	$22,652	$19,300
Depreciation, depletion and amortization	2,488	2,041	7,004	5,514
Treatment costs	(5,754)	(3,217)	(15,288)	(5,480)
By-product credits	13,197	7,840	36,582	12,897
Change in product inventory	418	(578)	379	(1,453)
Reclamation and other costs	51	47	91	61
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$18,871	$14,040	$51,420	$30,839

	Casa Berardi Unit (1)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash cost, before by-product credits (2)	$26,134	$25,068	$81,293	$32,874
By-product credits	(112)	(113)	(330)	(150)
Cash cost, after by-product credits	26,022	24,955	80,963	32,724
Divided by gold ounces produced	28,977	23,406	88,859	30,146
Cash cost, before by-product credits, per gold ounce	$901.70	$1,070.82	$914.85	$1,090.49
By-product credits per gold ounce	$(3.87)	$(4.83)	$(3.71)	$(4.98)
Cash cost, after by-product credits, per gold ounce	$897.83	$1,065.99	$911.14	$1,085.51

Reconciliation to GAAP:
Cash cost, after by-product credits	$26,022	$24,957	$80,963	$32,724
Depreciation, depletion and amortization	9,600	3,271	26,636	6,594
Treatment costs	(108)	(78)	(337)	(87)
By-product credits	112	113	330	150
Change in product inventory	2,450	(3,456)	2,738	(3,042)
Reclamation and other costs	207	59	621	81
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$38,283	$24,866	$110,951	$36,420

	Total, All Locations
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation to GAAP:

Cash cost, after by-product credits	$41,582	$41,910	$119,472	$75,476
Depreciation, depletion and amortization	26,804	19,006	80,342	53,224
Treatment costs	(21,538)	(18,564)	(61,683)	(56,142)
By-product credits	56,635	46,247	168,474	142,185
Change in product inventory	8,834	(3,449)	6,706	797
Reclamation and other costs	1,167	793	2,491	1,454

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$113,484	$85,943	$315,802	$216,994

(1)	On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

(2)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income (loss) applicable to common shareholders (GAAP)	$3,538	$(8,596)	$505	$(22,636)

Adjusting items:
(Gains) losses on derivatives contracts	411	4,564	2,560	(23,516)
Provisional price losses (gains)	1,116	(1,740)	2,064	16,056
Environmental accruals	128	(2,750)	983	(330)
Foreign exchange (gain) loss	(7,299)	1,473	(6,051)	1,084
Lucky Friday suspension-related income	—	(59)	—	(1,401)
Aurizon acquisition costs	—	768	—	26,368
Aurizon product inventory fair value adjustment	—	—	—	550
Income tax effect of above adjustments	—	443	—	(8,465)

Adjusted net income (loss) applicable to common shareholders	$(2,106)	$(5,897)	$61	$(12,290)

Weighted average shares - basic	359,472	342,638	348,801	310,601

Weighted average shares - diluted	362,262	342,638	354,673	310,601

Basic adjusted net income (loss) per common share	$(0.01)	$(0.02)	$—	$(0.04)

Diluted adjusted net income (loss) per common share	$(0.01)	$(0.02)	$—	$(0.04)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Net income (loss)	$3,676	$(8,458)	$919	$(22,222)

Plus: Interest expense, net of amount capitalized	6,505	7,348	20,307	14,506
Plus/(Less): Income taxes	180	(2,542)	(1,062)	(1,922)
Plus: Depreciation, depletion and amortization	26,804	19,006	80,342	53,224
Plus: Exploration expense	5,797	5,797	13,086	18,511
Plus: Pre-development expense	391	3,444	1,247	12,747
Plus: Aurizon acquisition costs	—	768	—	26,368
Plus: Aurizon product inventory fair value adjustment	—	—		550
Plus/(Less): Lucky Friday suspension-related income	—	(59)	—	(1,401)
Plus/(Less): Foreign exchange (gain) loss	(7,299)	1,473	(6,051)	1,084
Less: (Gains) losses on derivative contracts	411	4,564	2,560	(23,516)
Plus/(Less): Provisional price (gains)/losses	1,116	(1,740)	2,064	16,056
Plus/(Less): Other	4,997	1,250	14,544	4,043

Adjusted EBITDA	$42,578	$30,851	$127,956	$98,028

HECLA MINING COMPANY

Assay Results

Greens Creek (Alaska)

Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Deep 200 South Exploration	GC3635	073/-67	451.20	470.50	15.4	21.70	0.03	0.73	0.31	-1501
	GC3829	073/-67	335.10	340.80	5.2	15.66	0.13	7.27	3.61	-1567
			383.10	390.50	6.7	16.78	0.11	4.92	2.51	-1609
	GC3837	243/-55	216.20	219.20	6.6	63.61	0.15	5.16	2.60	-1425
	GC3846	267/-39	271.40	279.30	16.3	34.40	0.14	5.54	2.80	-1417
			290.00	293.00	2.4	13.51	0.08	0.36	0.18	-1431
West Wall Definition	GC3848	026/-9	181.60	195.20	13.3	26.30	0.14	4.17	1.93	-271
	GC3849	011/-7	255.20	258.50	3.1	14.42	0.04	12.13	3.90	-272
			356.00	374.90	13.4	25.72	0.20	15.78	6.05	-284
	GC3850	017/-8	230.50	235.40	4.5	40.38	0.34	9.15	4.19	-277
			241.80	244.40	2.4	78.08	0.14	9.33	4.42	-279
			319.50	333.10	9.6	34.67	0.17	18.51	5.61	-290
	GC3851	358/-8	262.80	264.30	0.8	35.50	0.08	21.00	21.76	-277
			279.80	282.30	1.3	27.97	0.07	13.60	5.26	-279
D2S -DSW Gap Exploration	GC3853	355/-42	1182.40	1185.90	3.5	19.73	0.00	4.42	2.04	-1415

Lucky Friday (Idaho)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Ag (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
30	GH70-08	166.9/-22.6	961.3	968.4	9.1	15.1	8.3	10.3	7028	-3648
30	GH73-08	199.0/-38.1	1126.8	1138	7.6	11.8	8.9	8.3	7318	-3938
30	GH74-01	192.5/-53.9	1579.1	1586.9	5.9	23	6.1	17.4	7946	-4566
30	GH74-02	197.8/--52.7	1293.7	1302.2	7.6	16.4	7.7	11.3	7600	-4220
50	GH74-01	193.8/-55.8	1548.5	1560.4	8.9	6.4	3.5	6.2	7922	-4542
70	GH73-08	201.0/-39.5	917.2	927.1	6.9	6.4	1.5	6.4	7187	-3807

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Upper 113 (111)	CBW-0310-014	11035	023/45	167.3	190.3	16.4	0.21	-901.2
(113-11)	CBW-0310-015	11035	046/45	157.8	173.2	13.9	0.16	-923.3
(113-11)	CBW-0310-016	11035	035/55	172.2	183.4	9.7	1.62	-912.0
(113-11)	CBW-0310-017	11035	041/55	168.2	179.3	8.2	0.88	-929.5
(113-11)	CBW-0310-018	11035	036/59	178.4	186.6	6.8	0.22	-938.0
(113-11)	CBW-0310-019	11035	044/61	182.4	198.1	11.4	0.13	-951.1
Lower 118 (118-27)	CBP-0870-020	12015	180/-24	20.3	98.4	71.2	0.20	-2883.5
(118-27)	CBP-0870-024	12000	180/-44	7.9	44.3	26.2	0.29	-2877.6
(118-27)	CBP-0870-025	12000	179/-25	8.2	62.3	49.2	0.29	-2873.0
(118-27)	CBP-0870-026	12000	179/-19	7.2	53.8	44.0	0.32	-2866.8
(118-27)	CBP-0870-027	12000	179/-7	8.5	53.5	44.6	0.32	-2860.6
(118-27)	CBP-0870-028	12000	179/1	9.5	52.5	43.0	0.31	-2855.3
(118-27)	CBP-0870-029	12000	179/13	9.5	106.3	94.2	0.31	-2841.5
(118-27)	CBP-0870-031	11985	180/-44	9.8	45.9	25.9	0.28	-2871.7
(118-27)	CBP-0870-032	11985	180/-18	7.9	52.5	42.3	0.42	-2866.1
(118-27)	CBP-0870-033	11985	180/-9	9.8	52.5	42.0	0.44	-2861.2
(118-27)	CBP-0870-034	11985	180/6	10.5	82.0	71.2	0.29	-2849.7
(118-27)	CBP-0870-035	11985	180/19	11.2	108.3	91.9	0.34	-2834.3
(118-27)	CBP-0870-045	11965	165/-44	59.1	77.8	13.5	0.20	-2902.9
Lower 123 (123-01)	CBP-0770-051	12390	180/8	426.2	454.1	27.6	0.27	-2407.8
(123-01)	CBP-0770-053	12390	180/27	422.9	447.8	22.3	0.34	-2305.4
(123-01)	CBP-0770-054	12390	180/18	423.2	446.2	22.0	0.38	-2353.3
(123-01)	CBP-0770-056	12390	180/4	435.4	456.4	21.0	0.68	-2431.1
(123-01)	CBP-0770-057	12390	180/-4	442.3	463.3	21.0	1.01	-2486.2
(123-01)	CBP-0770-060	12390	180/-9	455.4	481.3	25.6	0.39	-2468.2
Lower 123 (123-04)	CBP-0810-001	12300	182/-34	346.1	363.5	14.4	0.33	-2840.2
(123-03)	CBP-0810-003	12300	180/-16	147.6	170.3	21.7	0.49	-2698.5
(123-04)	CBP-0810-004	12305	178/-8	259.2	287.4	27.9	0.76	-2691.3
(123-04)	CBP-0810-005	12305	180/-2	267.7	282.2	14.4	0.23	-2647.3
Principal (124-16)	CBP-0250-004	12680	172/-2	154.2	180.4	26.2	0.26	-808.7
(124-16)	CBP-0250-007	12660	179/28	165.7	221.5	49.2	0.31	-711.6
(124-16)	CBP-0250-010	12690	180/2	147.6	165.0	17.4	0.29	-797.9
(124-16)	CBP-0250-012	12690	180/-13	199.5	219.8	19.7	0.29	-852.7
(124-16)	CBP-0250-018	12665	198/24	209.0	248.0	35.8	0.32	-705.1
(124-13)	CBP-0250-023	12670	186/12	331.4	375.0	42.7	0.27	-708.3
(124-16)	CBP-0250-024	12675	186/18	274.9	307.4	30.8	0.38	-697.8
Principal (124-84)	CBP-0290-0127	12390	178/-36	103.7	122.7	15.4	0.26	-1014.1
(124-84)	CBP-0290-0136	12375	180/25	101.0	130.2	26.6	0.31	-892.4
(124-84)	CBP-0290-0137	12375	180/35	117.1	157.5	33.1	0.27	-861.2
(124-84)	CBP-0290-0143	12360	178/38	128.0	170.6	33.5	0.26	-844.8
(124-84)	CBP-0290-0144	12360	178/48	131.2	173.9	28.5	0.29	-823.2
(124-84)	CBP-0290-0145	12360	170/50	142.2	164.9	6.6	0.24	-842.8
(124-84)	CBP-0290-0146	12365	165/48	142.2	164.9	8.5	0.46	-827.2
(124-84)	CBP-0290-0149	12340	180/48	154.2	174.5	13.5	0.25	-819.6
140 Zone	CBE-0114	14100	180/-10	180.0	193.0	9.8	0.02	-1231.8
	CBE-0115	14100	180/-35	208.5	262.5	39.4	0.05	-1338.8
	CBE-0115	14100	180/-35	210.5	218.5	5.6	0.13	-1231.2
	CBE-0117	14100	180/+10	189.0	198.5	4.9	0.04	-1335.1
	CBE-0118	13900	180/+10	214.2	231.3	12.3	0.25	-1381.2

San Sebastian (Mexico)

Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
North Vein	SS-529	109.9	122.8	12.9	11.7	0.11	3.41
North Vein	SS-532	115.1	131.5	16.4	16.2	0.19	4.39
North Vein	SS-534	183.0	192.3	9.3	8.9	0.13	2.50
North Vein	SS-535	172.4	187.3	14.9	14.6	0.16	8.44
North Vein	SS-537	114.0	129.0	15.0	15.0	0.10	13.05
North Vein	SS-541	157.3	166.1	8.8	8.3	0.18	4.35
North Vein	SS-542	68.9	73.3	4.4	4.2	0.11	5.11
North Vein	SS-526 EXT	275.2	281.7	6.5	5.9	0.25	8.28
North Vein	SS-543	312.0	317.0	4.9	4.1	0.07	6.83
North Vein	SS-549	260.3	272.6	12.3	11.4	0.04	7.69
North Vein	SS-552	78.3	91.1	12.8	12.6	0.10	4.44
North Vein	SS-553	168.1	173.0	4.9	4.6	0.13	2.35
North Vein	SS-555	60.4	67.7	7.3	6.8	0.19	4.53
North Vein	SS-558	58.9	61.2	2.4	2.2	0.13	3.62
North Vein	SS-559	90.5	96.1	5.7	5.3	0.13	8.02
North Vein	SS-564	277.5	283.6	6.1	5.9	0.20	11.08
North Vein	SS-565	107.4	110.9	3.5	3.5	0.18	5.08
North Vein	SS-570	291.1	310.5	19.4	17.8	0.29	13.65
North Vein	SS-571	302.4	307.5	5.1	4.5	0.08	6.50
North Vein	SS-572	344.9	356.0	11.2	9.2	0.09	5.50
North Vein	SS-577	85.7	90.9	5.2	5.1	0.14	4.75
North Vein	SS-582	347.9	357.2	9.2	8.7	0.85	12.65
North Vein	SS-588 A	84.2	87.6	3.3	2.5	0.38	5.75
North Vein	SS-592	122.6	126.2	3.6	3.3	0.26	3.04
North Vein	SS-594	112.5	116.7	4.2	3.2	0.51	8.85
North Vein	SS-596	104.1	115.0	10.9	9.3	0.32	5.53
North Vein	SS-597	305.45	329.20	23.8	22.0	0.021	6.38
North Vein	SS-598	417.78	420.54	2.8	2.0	0.003	0.67
North Vein	SS-600	376.15	384.91	8.8	6.1	0.007	2.00
North Vein	SS-602	304.56	314.50	9.9	8.2	0.210	2.84
North Vein	SS-603	406.33	408.96	2.6	2.0	0.004	3.46
North Vein	SS-606	126.74	132.05	5.3	5.1	0.103	8.59
North Vein	SS-607	111.75	115.81	4.1	4.0	0.052	2.41
Middle Vein	SS-527	174.3	177.8	3.5	3.3	0.17	19.77
Middle Vein	SS-528	201.6	202.3	0.7	0.7	0.02	8.52
Middle Vein	SS-582	98.6	107.0	8.4	8.2	0.30	19.19
Middle Vein	SS-598	73.69	81.20	7.5	7.5	0.253	39.35
East Francine	SS-547	108.0	119.2	11.1	11.0	0.06	12.27
East Francine	SS-576	87.9	103.3	15.4	14.7	0.14	34.38
East Francine	SS-581	101.4	119.6	18.1	18.1	1.05	203.55
East Francine	SS-605	69.75	73.56	3.8	3.6	0.009	1.71
East Francine	SS-608	56.00	67.39	11.4	11.2	0.385	86.36
East Francine	SS-610	34.71	42.16	7.4	7.2	0.304	56.26
East Francine	SS-611	168.90	191.37	22.5	7.0	0.076	0.87
East Francine	SS-614	72.28	84.35	12.1	11.9	1.376	381.56
East Francine	SS-618	190.78	197.44	6.7	6.6	0.002	0.74
East Francine	SS-620	110.53	116.77	6.2	6.0	0.026	2.97

CONTACT:
Hecla Mining Company
Vice President – Investor Relations
Mike Westerlund, 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
http://www.hecla-mining.com